UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 20, 2006

POKERTEK, INC.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 Crews Road, Suite J Matthews, North Carolina	28106
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 20, 2006, PokerTek, Inc. (the “Company”) entered into an international distribution rights agreement (the “Distribution Agreement”) with Aristocrat International Pty. Limited and its Affiliates (collectively, “Aristocrat”). Aristocrat International Pty. Limited is a wholly owned subsidiary and affiliate of Aristocrat Leisure Limited, a leading global provider of gaming solutions that focuses primarily on video slot machines, progressive systems and casino management systems. The Distribution Agreement provides Aristocrat with the sole and exclusive right to globally (excluding the United States and Canada) distribute, market, enter into license agreements and, under certain circumstances, manufacture our PokerPro™ system, in return for Aristocrat’s payment to the Company of a portion of the license fees received by Aristocrat from each customer in connection with Aristocrat’s licensing of the PokerPro™ system. Among other things, the Company will, at its own expense, provide Aristocrat with the necessary training to install, operate, maintain and service the PokerPro™ system and obtain and maintain all current approvals of appropriate regulators in existence on the date of the Distribution Agreement.

In connection with the Distribution Agreement, Aristocrat indicated its desire to enter into one or more securities purchase agreements (the “Purchase Agreements”) with one or more of the Company’s existing shareholders to negotiate the purchase of an aggregate of approximately ten percent (10%) of the issued and outstanding shares of the Company’s common stock. In that regard and in the course of negotiating the Distribution Agreement, the Company agreed (but is not contractually obligated) to attempt to obtain the commitment of certain of its shareholders to sell certain of their shares to Aristocrat.

The term of the Distribution Agreement is for a period of six months, beginning on the commencement date (January 20, 2006). During the term of the Distribution Agreement and for a period of two years thereafter, Aristocrat cannot manufacture, sell, promote or distribute any other product that competes directly with the PokerPro™ system, including but not limited to any player banked electronic poker table. The term of the Distribution Agreement will be automatically extended to ten years if Aristocrat enters into and completes one or more Purchase Agreements that provide for the purchase by Aristocrat of an aggregate of 946,800 shares of the Company’s issued and outstanding common stock.

Upon expiration of the term of the Distribution Agreement, the Distribution Agreement will continue until terminated by either the Company or Aristocrat upon one month’s prior written notice to the other, unless the Distribution Agreement is otherwise terminated in accordance with the terms of the Distribution Agreement. In addition, upon (i) Aristocrat’s failure to install a certain minimum number of PokerPro™ systems within 24 months of the commencement date; (ii) Aristocrat’s failure to use reasonable endeavors to promote and enter into licensing agreements; or (iii) Aristocrat entering into one or more licensing agreements that provide for a monthly payment of less than an anticipated amount per individual product for at least the negotiated amount of aggregate products, the Company has the right to terminate the Distribution Agreement. Further, either party may terminate the Distribution Agreement following, among other things: (i) termination of the Purchase Agreements; (ii) certain breaches of material provisions of the Distribution Agreement; (iii) any criminal offense by the other party under relevant gaming laws; (iv) an event of default under the Distribution Agreement; or (v) suspension or revocation of the other party’s license, authorities or approval that are required by applicable gaming laws or other governmental or quasi-governmental regulators.

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The description of the Distribution Agreement set forth in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the copy of the Distribution Agreement filed as Exhibit 10.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit
10.1+	Distribution Agreement between PokerTek, Inc. and Aristocrat International Pty. Limited and its Affiliates, dated January 20, 2006

+	Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2006	POKERTEK, INC.

	By:	/s/ Christopher Daniels
Christopher Daniels, Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1+	Distribution Agreement between PokerTek, Inc. and Aristocrat International Pty. Limited and its Affiliates, dated January 20, 2006

+	Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.

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